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                                    AGREEMENT

         THIS AGREEMENT ("Agreement") is entered into this 31st day of March, 1999 by and among CLARION TECHNOLOGIES, INC., a Delaware corporation ("Parent"), and R. TOWNLEY ROSE, JR., an individual resident of Illinois ("Stockholder"), with respect to an Agreement and Plan of Merger dated June 3, 1998 (the "Merger Agreement") between Clarion House, Inc., a Nevada corporation which was the predecessor of Parent (hereinafter included in the term "Parent"), and Stockholder pertaining to the acquisition by Parent from Stockholder of all of the outstanding shares of capital stock of ROSE & ASSOCIATES, INC., a Delaware corporation ("Rose").

                                 R E C I T A L S
                                 - - - - - - - -

         A. The Merger Agreement provided for the receipt by Stockholder of 950,000 shares of Parent's common stock (the "Shares") and a promissory note in the original principal amount of One Million Nine Hundred Thousand Dollars ($1,900,000) (the "Note") in exchange for all of the outstanding capital stock of Rose.

         B. The parties hereto desire to modify the consideration delivered pursuant to the Merger Agreement by means of a purchase money debt reduction.

                                A G R E E M E N T
                                - - - - - - - - -

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. PURCHASE MONEY DEBT REDUCTION. Parent and Stockholder hereby agree, subject to satisfaction of the conditions precedent specified in the following section of this Agreement, that the consideration payable to Stockholder in connection with the Merger Agreement shall be modified by means of a purchase money debt reduction to consist solely of the Shares. The principal amount of and all accrued interest on the Note after December 31, 1998 shall be reduced to Zero Dollars and No Cents ($0.00) effective as of December 31, 1998, the parties agreeing that Parent owes Stockholder only interest on the Note accrued to and including December 31, 1998, which amount shall be paid to Stockholder within 180 days of the date hereof.

         2. CONDITIONS PRECEDENT. Stockholder's agreement in the preceding section shall be conditioned upon receipt of (a) Amendment No. 1 to Employment Agreement in form acceptable to Stockholder on the date hereof and (b) interest on the Note to and including December 31, 1998 within 180 days of the date hereof. Upon satisfaction of the two conditions precedent just specified, Stockholder shall deliver to Parent the Note and the assignment document in the form attached hereto as Exhibit A. Parent agrees to indemnify Stockholder for any taxes or costs, including legal and/or accounting fees incurred by him as a result of the modification of the terms of the sale of his shares of Rose pursuant to the Merger Agreement reflected by this Agreement. Parent shall pay Stockholder's legal and/or accounting costs as such costs are incurred so that Stockholder shall not be required to advance his own funds to pay such fees or costs. Parent agrees that Stockholder shall retain the right to contest any demand from or determination by the Internal Revenue Service or other governmental authority, or not, as he shall determine. Parent shall make any indemnification payment required hereunder within ten (10) days after request therefor from Stockholder.


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         3. STOCKHOLDER'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS. As an
inducement to Parent to enter into this Agreement and to consummate the transactions contemplated herein, Stockholder hereby represents and warrants to Parent and agrees as follows:

            3.1 AUTHORITY AND CAPACITY OF STOCKHOLDER. Stockholder has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of Stockholder enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No action, consent or approval by or filing with any person or entity, including, without limitation, any federal, territorial, state, municipal, foreign or other court or governmental or administrative body or agency is required in connection with the execution, delivery and performance by Stockholder of this Agreement, and consummation by Stockholder of the transactions contemplated by him herein. Stockholder has the right, power, legal capacity and authority to enter into and perform his obligations under this Agreement, and no approvals or consents of any other persons are necessary in connection with it.

            3.2 TITLE TO NOTE. Stockholder is the current holder of the Note and no other party has any interest thereon or claim thereon.

         4. PARENT'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS. As an inducement to Stockholder to enter into this Agreement and to consummate the transactions contemplated herein, Parent represents and warrants to Stockholder and agrees as follows:

            4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Parent is a corporation duly organized, existing and in good standing under the laws of Delaware and has full corporate power and authority to own or lease its properties and to carry on its business as now conducted.

            4.2 CORPORATE AUTHORITY. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Parent have been, or prior to the Closing Date will have been, duly authorized by Parent's board of directors, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with nor fulfillment of the terms and provisions herein, will: (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or Bylaws of Parent, any material agreement, instrument or judgment to which it is a party or by which it is bound or any statute or regulatory provisions affecting Parent; (ii) give any party to or with rights under any such agreement, instrument or judgment the right to terminate, modify or otherwise change the material rights or obligations of Parent under such agreement, instrument or judgment; or (iii) require the approval, consent or authorization of any federal, state or local court, governmental authority or regulatory body, other than in connection with or in compliance with the provisions of law. Parent has, and will have at the Closing Date, full corporate power and corporate authority to do and perform all acts and things required to be done by Parent and this Agreement, subject to compliance with the provisions of law.


                                       2
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         5. CLOSING.

            5.1 TIME AND PLACE. The parties shall exchange executed counterparts of this Agreement and Amendment No. 1 to Employment Agreement on March 31, 1999. Employee shall deliver the items referred to in Section 5.2 hereof to Parent promptly after the satisfaction of the conditions precedent referred to in
Section 2 on a date (the "Closing Date") and at such time as may be mutually agreed by the parties.

            5.2 STOCKHOLDER'S OBLIGATIONS ON CLOSING DATE. On the Closing Date, Stockholder shall deliver or cause to be delivered to Parent the following:

                5.2.1 The original Note.

                5.2.2 A document of assignment in the form attached hereto as Exhibit A.

         6. COSTS. Parent shall pay all costs and expenses incurred by Stockholder in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby.

         7. MISCELLANEOUS PROVISIONS.

            7.1 NOTICES. Any notice or demand required or permitted to be given hereunder shall be in writing and shall be deemed effective forty-eight (48) hours after having been deposited in the United States mail, postage prepaid, registered or certified, return receipt requested, addressed to each party in the following manner:

         TO PARENT:                 CLARION TECHNOLOGIES, INC.
                                    1901 North Roselle Road.
                                    Suite 340
                                    Schaumburg, IL 60195

         TO STOCKHOLDER:            R. TOWNLEY ROSE, JR.
                                    334 Sutton Road
                                    Barrington Hills, Illinois  60010

         Any party may change the address to which such notices are to be sent by giving the other parties notice in the manner set forth herein.


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            7.2 CAPTIONS. The title or headings of the various sections, articles and paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place any construction upon any of the provisions of this Agreement.

            7.3 EXHIBITS AND SCHEDULES. All statements contained in any Exhibit, Schedule, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder. All representations, warranties and agreements made by the parties to this Agreement or pursuant hereto, shall survive the Closing Date and any investigations made by or on behalf of the parties. All of the Schedules and Exhibits hereto shall be attached on or before the Closing Date and at such time shall become a part of this Agreement and shall be incorporated herein as if attached on the execution date.

            7.4 NUMBER. Throughout this Agreement, wherever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

            7.5 SEVERABILITY. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

            7.6 AMENDMENT OR MODIFICATION. The parties hereto may amend or modify this Agreement in such manner as may be agreed upon only by a written instrument executed by such parties.

            7.7 COUNTERPARTS. This Agreement is being executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

            7.8 SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns.

            7.9 GOVERNING LAW. The parties hereby agree that this Agreement shall be construed, enforced and governed by the laws of the State of Illinois.

            7.10 ATTORNEYS' FEES. In the event any party hereto shall institute an action to enforce any rights hereunder, the prevailing party in such action shall be entitled, in addition to any other relief awarded by the court, to such reasonable attorneys' fees as the court may award.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                  "PARENT"

                                  CLARION TECHNOLOGIES, INC.,
                                  a Delaware corporation



                                  By:___________________________________________
                                     Jack D. Rutherford, Chief Executive Officer


                                 "STOCKHOLDER"



                                 _______________________________________________
                                 R. TOWNLEY ROSE, JR.